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                                                                   EXHIBIT 11.1

                     ADVANCED FIBRE COMMUNICATIONS, INC.
          SCHEDULE RE: COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                    (In thousands, except per share data)


                                           1995                    1996
                                 ----------------------- -----------------------
                                                FULLY                   FULLY
                                   PRIMARY     DILUTED     PRIMARY     DILUTED
                                 ----------- ----------- ----------- -----------

Net income                           $ 2,341     $ 2,341    $ 7,237      $ 7,237
                                 ----------- ----------- ----------- -----------
Weighted average common shares
   outstanding                         4,373       4,373     26,070       26,070
Redeemable convertible preferred
   stock, on an as-if converted
   basis                              17,448      17,448        -           -
Common stock equivalents-stock
   options and warrants                3,521       4,003       7,954       8,296
Staff Accounting Bulletin No. 83
   issuances and grants:
      Stock options                    1,070       1,070         202         203
      Redeemable convertible
         preferred stock                 917         917          56          56
                                 ----------- ----------- ----------- -----------
Weighted average shares used in
   per share computations             27,329      27,811      34,282      34,625
                                 ----------- ----------- ----------- -----------

Pro forma net income per share         $0.09       $0.08       $0.21       $0.21
                                 ----------- ----------- ----------- -----------
                                 ----------- ----------- ----------- -----------